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                                                                      Exhibit 23


                         Consent of Independent Auditors




The Plan Committee
TCI 401(k) Stock Plan


We consent to incorporation by reference in the registration statement (No. 333-42917) on Form S-8 of the TCI 401(k) Stock Plan of our report dated June 23, 1999, relating to the statements of net assets available for participant benefits of the TCI 401(k) Stock Plan as of December 31, 1998 and 1997, and the related statements of changes in net assets available for participant benefits for each of the years in the three-year period ended December 31, 1998 and related schedules, which report appears in the December 31, 1998 Annual Report on Form 11-K of the TCI 401(k) Stock Plan.



                                KPMG LLP



Denver, Colorado
June 29, 1999